SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2012

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 6, 2012, BioMarin Pharmaceutical Inc. (“BioMarin”) entered into two lease agreements with the SR Corporate Center Phase Two LLC (“San Rafael Corporate Center”) to accommodate its continued growth and to relocate its corporate headquarters to San Rafael, California (the “Leases”). The Leases have a term of ten years, commencing on April 15, 2012, with two five year options to extend. The first lease is a triple net lease covering approximately 37,023 square feet with an average annual base rent of $1,575,854, plus BioMarin’s share of operating and tax expenses. The second lease is a full service lease covering approximately 83,360 square feet with an average annual base rent of $2,504,841, plus the increases in operating expenses over the base year. The Leases are secured by an irrevocable standby letter of credit of $4,726,000, which amount declines over a period of five years to $650,000 for the period from January 30, 2016 to lease expiration. Additionally, BioMarin has the right to terminate the Leases after eight years upon the payment of a preset termination fee. The foregoing descriptions of the Leases are qualified in their entirety by reference to the full text of the Leases, copies of which will be filed with BioMarin’s Annual Report on Form 10-K for the year ended December 31, 2011.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: January 6, 2012	By:	/s/ G. Eric Davis
G. Eric Davis
Senior Vice President, General Counsel